UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2006

Stericycle, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21229	36-3640402
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

28161 North Keith Drive
Lake Forest, Illinois    60045
(Address of principal executive offices including zip code)

(847) 367-5910
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 9.01 Financial Statement and Exhibits

On February 7, 2006 Stericycle, Inc. issued a press release announcing its financial results for the quarter and year ended December 31, 2005. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated by reference.

USE OF NON-GAAP FINANCIAL MEASURES-Stericycle's management believes that non-GAAP measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our core business operating results. Stericycle believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Stericycle's performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to historical performance. We include these non-GAAP financial measures because we believe they are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. The non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to GAAP results. The non-GAAP information excludes items such as special charges, which may have a material effect on our net income and net income per share calculated in accordance with GAAP. We exclude these charges and the related tax benefit from the charges when analyzing our financial results as the items are distinguishable events and have no impact to our ongoing results of operations. We believe that by viewing our results of operations excluding these charges, investors are given an indication of the ongoing results of our operations. The press release and accompanying balance sheet refer to Stericycle's total debt to capitalizaton percentage ratio. The total debt to capitalization percentage ratio is calculated by dividing total debt (numerator) by the sum of total debt and shareholders' equity (denominator). We consider this leverage ratio to be a good indicator of the strength of a company's balance sheet and its ability to service its debt. Total debt to capitalization percentage is not a measure in accordance with accounting principles generally accepted in the United States. The ratio should not be considered as an alternative to net income, as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned therunto duly authorized.

Stericycle, Inc.

By:	/s/ Frank J.M. ten Brink

Frank J.M. ten Brink
Executive Vice President and Chief Financial Officer

Dated: February 7, 2006

EXHIBIT INDEX
Exhibit Number	Description
Exhibit 99.1	Press Release dated February 7, 2006.